Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

Easley, SC – (MARKET WIRE) – August 16, 2010 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the second quarter and six months ended June 30, 2010.

Financial Highlights:

•	Revenues of $16.4 Million for the Second Quarter of 2010;

•	Gross Profit of $3.0 Million for the Second Quarter of 2010;

•	Operating Income of $0.6 Million for the Second Quarter of 2010;

•	EBITDA of $1.5 Million for the First Six Months of 2010, an Increase of 98% over 2009.

Financial Results:

Quarter Ended June 30, 2010

CSI posted revenues of approximately $16.4 million for the second quarter ended June 30, 2010, an increase of approximately $2.7 million or 19% compared to the second quarter of 2009. The revenue increase was due to a $2.7 million or 27% increase in technology revenues primarily from increased hardware sales and engineering services, partially offset by a slight decrease in software sales.

CSI’s gross profit for the second quarter of 2010 was approximately $3.0 million, a decrease of approximately $0.2 million or 6.8% compared to the second quarter of 2009. The decrease was due to a $0.1 million decrease in gross profit from the software segment and a $0.1 million decrease in gross profit from the technology segment. The decrease in software segment gross profit was driven by the decrease in revenues. The decrease in technology gross profit was due to a change in product mix to increased hardware sales with fewer higher-margin third party support agreements and interactive classroom services compared to the prior year.

CSI’s operating income for the second quarter of 2010 was approximately $0.6 million, an increase of approximately $0.1 million or 15% compared to the second quarter of 2009. The improvement in operating income came from the decrease in operating expenses primarily due to a reduction in workforce in May of 2009 and from less stock based compensation, partially offset by the decrease in gross profit.

CSI posted net income of approximately $0.3 million or $0.05 earnings per basic share and $0.02 earnings per diluted share for the second quarter of 2010, an increase of $0.1 million or 38% when compared to net income of approximately $0.2 million or $0.03 earnings per basic share and $0.02 earnings per diluted share for the second quarter of 2009. The improvement was driven by the higher operating income coupled with reduced interest expense, partially offset by an increase in income tax expense.

Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) was approximately $1.2 million, an increase of approximately $0.05 million or 5% compared to the second quarter of 2009. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.) The increase was primarily a result of the increase in net income (before taxes).

Six Months Ended June 30, 2010

CSI posted revenues of approximately $26.8 million for the first six months of 2010, an increase of approximately $4.2 million or 18% compared to the same period in 2009. The revenue increase was due to a $3.7 million or 24% increase in technology revenues primarily from increased hardware sales and engineering services, combined with a $0.4 million or 6% increase in software revenues primarily from increased software support revenues.

CSI’s gross profit for the first six months of 2010 was approximately $5.4 million, an increase of approximately $0.3 million or 7% compared to the same period in 2009. The increase was due to a $0.3 million increase in gross profit from the software segment while technology segment gross profit was relatively flat compared to the prior year. The increase in software segment gross profit was due to increased software support revenues with stable support costs, while changes in product mix toward more hardware and fewer interactive classroom installation services resulted in flat gross profit for technology.

CSI’s operating income for the first six months of 2010 was approximately $0.4 million, an increase of approximately $0.8 million or 210% compared to the same period in 2009. The improvement in operating income came from the decrease in operation expenses primarily due to a reduction in workforce in May of 2009, from less stock based compensation and due to an increase in gross profit.

CSI posted net income of approximately $0.1 million or $0.02 earnings per basic share and $0.01 earnings per diluted share for the first six months of 2010, an increase of approximately $0.6 million or 129% when compared to a net loss of approximately $0.4 million or a $0.07 loss per basic and diluted share for the same period in 2009. The improvement was driven by the improvement in operating income coupled with reduced interest expense, partially offset by an increase in income tax expense. EBITDA for the first six months of 2010 was approximately $1.5 million, an increase of approximately $0.8 million or 98% compared to the same period in 2009, primarily due to the increase in net income (before taxes).

Nancy Hedrick, CEO of CSI, stated, “We are pleased to have continued the upward momentum through the second quarter in the midst of an economic time which continues to be challenging. Our public sector clients continue to face budget constraints over prior years and our sales activity remains volatile. However, we continue to closely monitor our fixed costs in light of the environment and are excited about the opportunities for growth from our new cloud solutions that we are now able to offer in addition to our core technologies and financial management software. As in prior quarters, our team has stepped up and met the challenges of the current economy.”

Conference Call Reminder for Today

The Company will host a conference call today, Monday, August 16, 2010 at 4:15 P.M. Eastern Time to discuss the Company’s financial and operational results for second quarter 2010, which ended June 30, 2010.

Conference Call Details

Date: Monday, August 16, 2010

Time: 4:15 P.M. (EDT)

Dial-in Number: 1-877-941-8418

International Dial-in Number: 1-480-629-9808

Conference ID: 4340215

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 P.M. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 30 days, until September 15, 2010. To listen to the replay, dial 1-877-870-5176 if calling within the U.S., 1-858-384-5517 if calling internationally and enter the pass code 4340215.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until September 15, 2010 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. CSI software solutions have established the Company as a major software provider in the southeast education market including through its award winning financial management solutions for the education and local government market sectors. CSI’s Version3 products, which include identity and access management and cloud-based communication and collaboration solutions expand CSI’s presence beyond the southeast and internationally.

The CSI 21st Century Connected School solution has established the Company as a major technology provider to the southeast education market. CSI 21st Century Connected School is a seamless integration of instruction, collaboration, and network solutions. CSI financial management applications and the 21st Century Connected School solutions have been a significant factor in nearly doubling company revenue in the past three years to over $50 million and increasing education revenue contribution to approximately 90% of total revenue.

The CSI solution portfolio encompasses proprietary financial management software specialized for the public sector, lesson planning and identity and access management software, cloud-based communication and collaboration solutions, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and managed services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Financial Tables to Follow

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
REVENUES
Software Applications Segment	$3,740	$3,816	$7,575	$7,137
Technology Solutions Segment	12,692	9,957	19,250	15,513

Net sales and service revenue	16,432	13,773	26,825	22,650

COST OF SALES
Software Applications Segment
Cost of sales, excluding depreciation, amortization and capitalization	2,382	2,100	4,731	4,225
Depreciation	43	29	77	58
Amortization of capitalized software costs	359	377	698	735
Capitalization of software costs	(415)	(214)	(855)	(462)

Total Software Applications Segment cost of sales	2,369	2,292	4,651	4,556

Technology Solutions Segment
Cost of sales, excluding depreciation	11,006	8,202	16,745	13,008
Depreciation	25	27	48	53

Total Technology Solutions Segment cost of sales	11,031	8,229	16,793	13,061

Total cost of sales	13,400	10,521	21,444	17,617

Gross profit	3,032	3,252	5,381	5,033

OPERATING EXPENSES
Research and development	38	76	77	167
Selling costs	1,151	1,211	2,209	2,444
Marketing costs	108	140	269	295
Stock based compensation	20	106	41	108
Acquisition costs	—	2	—	2
Professional, legal compliance and litigation costs	156	150	319	245
Depreciation and amortization	151	159	300	323
Other general and administrative expenses	834	907	1,741	1,834

Total operating expenses	2,458	2,751	4,956	5,418

Operating income (loss)	574	501	425	(385)
OTHER INCOME (EXPENSE)
Interest expense	(75)	(94)	(147)	(207)
Loss on disposal of property and equipment	(1)	—	(2)	(4)

Net other income (expense)	(76)	(94)	(149)	(211)

Income (loss) before income tax expense (benefit)	498	407	276	(596)
INCOME TAX EXPENSE (BENEFIT)	201	192	148	(161)

NET INCOME (LOSS)	$297	$215	$128	$(435)

BASIC EARNINGS (LOSS) PER SHARE	$0.05	$0.03	$0.02	$(0.07)

DILUTED EARNINGS (LOSS) PER SHARE	$0.02	$0.02	$0.01	$(0.07)

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	6,485	6,386	6,473	6,384

– Diluted	13,911	14,095	13,906	6,384

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	June 30, 2010 (Unaudited)	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	11,279	7,587
Inventories	2,447	2,628
Prepaid expenses	223	140
Income taxes receivable	140	32

Total current assets	14,089	10,387
PROPERTY AND EQUIPMENT, net	796	732
COMPUTER SOFTWARE COSTS, net	2,737	2,573
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,479	2,647

Total assets	$22,532	$18,770

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,688	$2,229
Deferred revenue	7,145	7,790
Deferred tax liability	563	445
Notes payable	271	505
Current portion of subordinated notes payable to shareholders	53	1,750

Total current liabilities	14,720	12,719

LONG-TERM DEFERRED TAX LIABILITY, net	48	144
BANK LINE OF CREDIT	845	—
SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS, less current portion	822	—

Total liabilities	16,435	12,863

SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,499 and 6,448 shares issued and outstanding, respectively	7	6
Additional paid-in capital	9,241	9,075
Accumulated deficit	(3,025)	(3,153)
Unearned stock compensation	(133)	(28)

Total shareholders’ equity	6,097	5,907

Total liabilities and shareholders’ equity	$22,532	$18,770

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Amounts in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2009	$6	$7	$9,075	$(3,153)	$(28)	$5,907
Issuance of common stock	1	—	37	—	—	38
Issuance of stock options	—	—	129	—	(129)	—
Stock based compensation	—	—	—	—	24	24
Net income for the six months ended June 30, 2010	—	—	—	128	—	128

Balances at June 30, 2010	$7	$7	$9,241	$(3,025)	$(133)	$6,097

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)	Six Months Ended
	June 30, 2010	June 30, 2009
OPERATING ACTIVITIES
Net income (loss)	$128	$(435)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,123	1,169
Stock compensation expense, net	61	134
Deferred income taxes	22	(154)
Loss on disposal of property and equipment	2	4
Changes in deferred and accrued amounts
Accounts receivable	(3,692)	3,041
Inventories	181	(3,046)
Prepaid expenses	(83)	(144)
Accounts payable	4,459	2,274
Deferred revenue	(645)	1,191
Income taxes receivable/payable	(108)	(113)

Net cash provided by operating activities	1,448	3,921

INVESTING ACTIVITIES
Purchases of property and equipment	(322)	(185)
Capitalization of computer software	(862)	(487)

Net cash used for investing activities	(1,184)	(672)

FINANCING ACTIVITIES
Net borrowings (repayments) under line of credit	845	(2,823)
Repayments of notes payable	(1,109)	(426)

Net cash used for financing activities	(264)	(3,249)

Net change in cash and cash equivalents	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$146	$301
Income Taxes	$236	$107

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Reconciliation of net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$297	$215	$128	$(435)
Adjustments:
Income tax (benefit) expense	201	192	148	(161)
Interest expense, net	75	94	147	207
Depreciation and amortization of property and equipment and intangible assets (excluding Software development)	219	215	425	434
Amortization of software development costs	359	377	698	735

EBITDA	$1,151	$1,093	$1,546	$780

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	20	106	41	108

Adjusted (Financing) EBITDA	$1,171	$1,199	$1,587	$888

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com

Investor Contact: Daniel Conway

DC Consulting, LLC

(407)792-3332

Daniel@dcconsultingllc.com